FOR IMMEDIATE RELEASE:

Contact: Dan Loh 914-701-8200

Atlas Air Worldwide Holdings, Inc.
3Q08 Pretax Income Totals $10.1 Million;
Net Income $5.2 Million, $0.24 per Share

Solid Performance in ACMI Segment
Tempered by Difficult Market Conditions in Scheduled Service

Flying for DHL Express under Long-Term Blocked-Space Agreement Launched on Oct. 27

2008, 2009 Outlooks Revised to Reflect Market Conditions

Purchase, N.Y., November 6, 2008 — Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo assets and services, today announced operating and financial results for the third quarter of 2008.

Results for the quarter reflected solid performance in the Company’s ACMI operations (including express network ACMI), tempered by continued difficult market conditions in Scheduled Service, where high fuel prices and soft demand had a negative impact. Results also reflected lower AMC flying consistent with expectations.

For the quarter ended September 30, 2008, AAWW earned $10.1 million prior to income taxes, on revenues of $460.7 million. Net income totaled $5.2 million, or $0.24 per diluted share.

“Our third-quarter results demonstrate the importance of our strategic focus on de-risking our business model and modernizing our fleet,” said William J. Flynn, President and Chief Executive Officer of AAWW.

“The actions that we have taken in transforming our business model to focus on long-term contractual flying, reducing our exposure to fuel prices, and strengthening our financial position will serve us well in these challenging economic times. While we are not immune to the turmoil affecting the world economy, our superior assets, de-risked business model and long-term contracts with the world’s leading freight operators position us well to grow our business and earnings.”

Flying under a landmark, 20-year blocked-space agreement, AAWW’s Polar Air Cargo Worldwide subsidiary commenced full-scale trans-Pacific network service for DHL Express on October 27. The transformational effect of this agreement is expected to result in substantially improved earnings from the six 747-400 freighter aircraft that were previously deployed in the Company’s Scheduled Service operation and have now been deployed in express service for DHL. This flying for DHL will also enhance revenue and earnings visibility as the Company sheds volatility associated with day-to-day fuel-price and revenue risk in the Scheduled Service business. 2009 will be the first full-year of earnings improvement from this agreement, which is cemented by DHL’s $150.0 million investment in Polar.

Mr. Flynn also added: “Looking ahead to 2009, we expect pretax earnings from operations to exceed $130.0 million, more than doubling the $55.0 million to $60.0 million of pretax income we now expect to earn in 2008.

“Our outlook for 2008 and 2009 is based on continued, consistent profitability in our core ACMI business, which includes the significant earnings improvement arising from our express network ACMI operations on behalf of DHL. We are maintaining our outlook for lower military charter demand, and our revised 2008 and 2009 full-year expectations account for market weakness in our Commercial Charter segment. In addition, 2008 reflects the impact of an unrealized loss on short-term investments. As we have done in the past, we will also continue to aggressively manage our 747-200 capacity and related overhead to adjust to softening commercial charter demand.”

Not included in AAWW’s pretax earnings guidance for 2008 is a pretax gain of approximately $153.3 million that will be recognized as income in the fourth quarter of 2008 in connection with the commencement of the long-term blocked-space agreement with DHL.

Mr. Flynn concluded: “Our strategy of de-risking our business model and modernizing our fleet will serve us well in this difficult market environment, and will position us for future earnings and revenue growth. We look forward to our growth into 747-8 freighter service, and we will continue to lead the market in cost-efficient 747-400 freighter aircraft.”

Conference Call

Management will host a conference call to discuss AAWW’s third-quarter 2008 financial and operating results at 11:00 A.M. Eastern Time on Thursday, November 6, 2008.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com.

For those unable to listen to the live presentation, a replay will be available on the above Web site for 90 days following the call. An audio replay will also be available through November 13, 2008 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11121927#.

3Q08 Performance Factors Versus 3Q07

Operating revenues in the third quarter of 2008 increased 15.5%, or $61.9 million, compared with the year-earlier period, primarily due to fuel-driven pricing increases in Scheduled Service, AMC and express network flying for DHL, offset in part by reductions in block-hour volumes.

Average utilization of operating aircraft totaled 10.6 block hours per aircraft per day during the third quarter of 2008 compared with 11.4 in the third quarter of 2007. Total block hours decreased 8.1% (30,890 block hours versus 33,598) compared with the year-ago period, while average operating aircraft declined to 31.8 from 32.0.

In ACMI, revenue declined $8.2 million, or 9.3%, versus the third quarter of 2007, reflecting lower block-hour volumes (13,374 versus 14,681) and comparable average block-hour rates ($6,032 versus $6,056). The reduction in ACMI block hours was primarily due to the reallocation of one 747-400F aircraft to express network service for DHL in late March 2008.

For the quarter, an average of 11.3 aircraft (9.0 Boeing 747-400s and 2.3 Boeing 747-200s) directly supported the Company’s ACMI operations, compared with an average of 11.6 aircraft (10.1 Boeing 747-400s and 1.5 Boeing 747-200s) in the third quarter of 2007. The increase in 747-200 aircraft in ACMI service in the latest period reflected an increase in short-term ACMI flying performed for various customers compared with the same quarter in 2007.

In the Scheduled Service segment, revenue increased $42.7 million, or 23.8%, compared with the same period in 2007, mainly due to higher unit revenues and yields.

Unit revenues (RATM) in the Scheduled Service segment increased 18.2% ($0.312 versus $0.264) during the quarter, while yield increased 22.3% ($0.499 versus $0.408). The substantial increase in yield compared with the third quarter of 2007 largely reflected the impact of fuel surcharge increases implemented in response to higher fuel prices.

Traffic (as measured by revenue ton miles, or RTMs) rose 1.3% during the quarter, while capacity (as measured by available ton miles, or ATMs) increased 4.5%. As a result, load factor decreased to 62.6% from 64.6% in the year-ago period. Scheduled Service block hours, traffic and capacity in the latest quarter reflected the deployment of two 747-400Fs to the segment in conjunction with the provision of trans-Pacific express network service for DHL Express. Excluding the two aircraft flying for DHL Express, Scheduled Service demand was down, in part due to factory closures in China surrounding the summer Olympics and general market softness. In addition, Scheduled Service results reflected a planned reduction in flying on trans-Atlantic routes.

AMC Charter revenue increased $28.5 million, or 31.4%, in the latest quarter due to an increase in AMC Charter rates, partially offset by a reduction in flying volumes. Block-hour rates increased 59.4% ($27,504 versus $17,254), reflecting an increase in the rate per mile paid by the U.S. military, including an increase in the “pegged” fuel price to $4.30 per gallon in the third quarter of 2008 from $2.25 per gallon in third quarter of 2007. Activity declined 17.6% (4,345 block hours versus 5,272) during the quarter, partly reflecting a reduction in AMC demand for Boeing 747 wide-body flying compared with the third quarter of 2007.

In Commercial Charter, revenue increased $0.1 million, or 0.5%, during the quarter, due to an increase in block-hour rates ($22,781 versus $15,639), offset by a reduction in block-hour volumes (1,218 versus 1,766). Higher block-hour rates reflected price increases implemented in response to significantly higher fuel prices during the quarter and an improved mix of charters. Lower block-hour volumes reflected a strategic reduction in the size of the 747-200 operating fleet during 2008.

Dry leasing revenue in the third quarter of 2008 decreased $1.2 million, or 10.1%, versus the third quarter of 2007. The Company had three 747-400F aircraft and one 747-200 aircraft on dry lease to third parties during the latest quarter compared with three 747-400s and two 747-200s in the year-ago period.

Operating Expenses

Operating expenses in the quarter were $77.0 million, or 21.2%, higher than the comparable 2007 period, largely reflecting an increase in fuel expense.

Total aircraft fuel expense rose 59.2%, or $83.1 million, during the quarter due to increased market prices for fuel.

In Scheduled Service and Commercial Charter, fuel expense during the quarter reflected a 69.6% increase in the average price per gallon ($3.80 versus $2.24). The impact of higher fuel pricing, however, was partly offset by a decrease in overall flying activity, which resulted in a 5.7% reduction in fuel gallons consumed (42,649 versus 45,241). In the AMC segment, where the U.S. military reimburses the Company for fuel-price increases that exceed an agreed upon fuel price, higher fuel expense during the quarter reflected a 91.1% increase in the AMC fuel rate ($4.30 versus $2.25), offset by a 17.6% decline in fuel gallons consumed (14,250 versus 17,284).

Maintenance expense during the quarter increased $6.7 million, or 17.5%, primarily due to an increase in engine overhaul activity. There were 10 engine overhauls during the third quarter of 2008 compared with six in the third quarter of 2007. In addition, there was an increase in 747-400 heavy maintenance activity (two D Checks versus one in the year-ago quarter; and four C checks versus none in the year-ago period), partly offset by a reduction in 747-200 heavy maintenance activity (no D Checks versus one; and two C Checks versus three).

Aircraft rent increased $1.0 million, or 2.5%, during the quarter, primarily due to supplemental rent expense for maintenance-return-condition obligations on 747-200 aircraft leased by the Company.

Aggregate ground handling and landing fees during the quarter decreased $5.4 million, or 13.8%, compared with the same quarter in 2007. Lower ground handling charges reflected a reduction in cargo warehousing costs driven by a decrease in volume handled in the Scheduled Service segment. Lower landing fees reflected a reduction in non-ACMI landings and departures.

Labor expenses declined $4.0 million, or 6.9%, compared with the year-ago third quarter, reflecting the reduction in block-hour volumes as well as a reduction in profit sharing and incentive compensation accruals. In addition, the Company accrued $1.6 million in severance and other costs during the third quarter of 2008 related to an approximately 6.0% reduction in non-pilot staff associated with a realignment of the Company’s business.

Depreciation and amortization decreased $3.5 million, or 28.4%, primarily due to a reduction in the scrapping of engine parts and rotables during overhaul.

Travel expense declined $1.6 million, or 12.9%, due to the reduction in block-hour volumes.

Net Interest and Other Non-Operating Expenses

Net interest expense increased $2.3 million, or 47.9%, compared with the third quarter of 2007, reflecting a higher level of outstanding debt, lower effective yields on cash investments, as well as an increase in capitalized interest related to pre-delivery deposits on the Company’s Boeing 747-8F aircraft order. Other non-operating expenses increased $3.1 million due to the strengthening of the U.S. dollar versus certain foreign currencies, as well as a $1.5 million unrealized loss on short-term investments recognized in the quarter.

Income Taxes

Third-quarter results included an income tax expense of $4.9 million compared with an income tax benefit of $1.7 million in the third quarter of 2007, resulting in an effective tax rate of 48.4% versus a benefit of 5.5%.

The tax rate for the third quarter of 2008 differed from the statutory rate primarily due to a loss incurred by Polar during the quarter for which no tax benefit was recorded. Polar did not record income tax benefits related to its losses in the first three quarters of 2008 because it has no prior period income to apply against these losses and, therefore, may only offset these losses against future income. Until Polar generates future income, no tax benefit will be recorded.

Rates for the third quarter of 2007 reflected AAWW’s ability to claim a deduction on its federal income tax returns for extraterritorial income.

Cash, Cash Equivalents and Short-Term Investments

At September 30, 2008, AAWW’s cash, cash equivalents and short-term investments totaled $427.5 million compared with $477.3 million at year-end 2007. Short-term investments accounted for $48.3 million of the total at September 30, 2008, compared with zero at year-end 2007.

AAWW’s short-term investments at September 30 comprised an investment in The Reserve Primary Fund (Primary Fund), a money-market fund that has temporarily suspended redemptions and is in the process of being liquidated.

In mid-September, the net asset value of the Primary Fund declined to less than $1.00 per share based on a portion of the Fund’s holdings consisting of debt securities issued by Lehman Brothers Holdings, Inc. As a result, AAWW recorded a $1.5 million estimated loss in this investment in other non-operating expense.

On November 10, 2008, AAWW expects to receive a final payment of $37.5 million, plus interest of $2.8 million, from DHL Express in connection with DHL’s previously announced $150.0 million investment in the Company’s Polar Air Cargo Worldwide subsidiary.

Outstanding Debt

At September 30, 2008, AAWW’s balance sheet debt and capital lease obligations totaled $634.6 million, including the impact of $70.0 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

The face value of AAWW’s debt and capital lease obligations at September 30, 2008, totaled $704.6 million, compared with $469.5 million on December 31, 2007.

During the third quarter, AAWW’s subsidiary, Atlas Air, Inc., entered into two five-year term loans. The loans aggregate $100.0 million and are secured by two 747-400 aircraft.

Non-GAAP Financial Measures: EBITDAR and EBITDA

EBITDAR, as adjusted, totaled $69.1 million in the third quarter of 2008 compared with $86.7 million in the third quarter of 2007.

EBITDA, as adjusted, totaled $29.0 million in the latest reporting period compared with $47.5 million in the third quarter of 2007.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR, as adjusted, and EBITDA, as adjusted, each excluding post-emergence costs and related professional fees, as applicable.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas and Polar offer a range of air cargo services that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis – express network and scheduled air cargo service, military charters, commercial cargo charters, and dry leasing of aircraft.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on February 28, 2008. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2008 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Operating Revenues
ACMI	$80,678	$88,902	$234,900	$264,441
Scheduled Service(1)	221,926	179,236	594,823	449,354
AMC Charter	119,507	90,962	325,247	302,925
Commercial Charter	27,747	27,618	80,611	71,947
Dry Leasing	10,800	12,010	36,878	38,023

	460,658	398,728	1,272,459	1,126,690

Operating Expenses
Aircraft fuel	223,436	140,333	574,958	374,767
Salaries, wages and benefits	54,697	58,740	166,445	181,928
Maintenance, materials and repairs	44,777	38,123	138,620	121,342
Aircraft rent	40,175	39,183	120,502	116,306
Ground handling and airport fees	17,049	20,818	54,671	56,524
Landing fees and other rent	16,994	18,673	55,924	54,691
Depreciation and amortization	8,715	12,171	29,898	31,808
Gains on disposal of aircraft	—	—	(2,726)	(1,005)
Travel	10,570	12,142	37,179	36,746
Minority interest	—	—	(3,675)	—
Other	24,000	23,185	69,466	69,497

Total operating expenses	440,413	363,368	1,241,262	1,042,604

Operating income	20,245	35,360	31,197	84,086

Non-operating Expenses
Interest income	(2,752)	(5,157)	(11,228)	(12,416)
Interest expense	12,907	11,150	35,999	33,672
Capitalized interest	(3,039)	(1,182)	(7,088)	(3,145)
Other (income) expense, net	2,978	(112)	3,117	(20)

Total non-operating expenses	10,094	4,699	20,800	18,091

Income before income taxes	10,151	30,661	10,397	65,995
Income tax expense (benefit)	4,910	(1,691)	8,957	(15,739)

Net income	$5,241	$32,352	$1,440	$81,734

Income per share:
Basic	$0.24	$1.52	$0.07	$3.86

Diluted	$0.24	$1.51	$0.07	$3.81

Weighted average shares:
Basic	21,552	21,285	21,494	21,169

Diluted	21,662	21,489	21,581	21,425

(1) 3Q08 Scheduled Service revenues include revenues from express network flying activity.

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

		For the		For the
	For the	Three Months	For the	Nine Months
	Three Months Ended	Ended September	Nine Months Ended	Ended September 30,
	September 30, 2008	30, 2007	September 30, 2008	2007
Income before income taxes	$10,151	$30,661	$10,397	$65,995
Gains on disposal of aircraft	—	—	(2,726)	(1,005)

Pretax income before gains on disposal of aircraft	10,151	30,661	7,671	64,990
Interest expense, net	7,116	4,811	17,683	18,111
Other non-operating (income) expense, net	2,978	(112)	3,117	(20)

Operating income before non-operating items and gains on disposal of aircraft	20,245	35,360	28,471	83,081
Depreciation and amortization	8,715	12,171	29,898	31,808

EBITDA, as adjusted*	28,960	47,531	58,369	114,889
Aircraft rent	40,175	39,183	120,502	116,306

EBITDAR, as adjusted*	$69,135	$86,714	$178,871	$231,195

• EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, and gains on the disposals of assets, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, and gains on the disposals of assets, as applicable.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2008	2007	Change	2008	2007	Change
Fleet: (average during the period)
Operating aircraft count (1) 31.8		32.0	(0.6%)	30.8	32.0	(3.8%)
Block Hours
ACMI	13,374	14,681	(8.9%)	39,022	44,122	(11.6%)
Scheduled Service (2) 11,786		11,689	0.8%	33,616	30,854	9.0%
AMC Charter	4,345	5,272	(17.6%)	14,167	17,582	(19.4%)
Commercial Charter 1,218		1,766	(31.0%)	4,207	4,803	(12.4%)
All Other	167	190	(12.1%)	587	544	7.9%

Total Block Hours 30,890		33,598	(8.1%)	91,599	97,905	(6.4%)

Revenue Per Block Hour
ACMI	$6,032	$6,056	(0.4%)	$6,020	$5,993	0.5%
AMC Charter	$27,504	$17,254	59.4%	$22,958	$17,229	33.3%
Commercial Charter $22,781		$15,639	45.7%	$19,161	$14,980	27.9%
Scheduled Service Traffic(2)
RTM’s (000’s)	445,025	439,203	1.3%	1,263,753	1,150,562	9.8%
ATM’s (000’s)	710,348	679,960	4.5%	1,990,580	1,796,894	10.8%
Load Factor	62.6%	64.6%	-2.0pts	63.5%	64.0%	-0.5 pts
RATM (3) $0.312		$0.264	18.2%	$0.299	$0.250	19.6%
RTM Yield (4) $0.499		$0.408	22.3%	$0.471	$0.391	20.5%
Fuel
Scheduled Service and Commercial
Charter:
Average fuel cost per gallon $3.80		$2.24	69.6%	$3.44	$2.11	63.0%
Fuel gallons consumed (000’s) 42,649		45,241	(5.7%)	123,963	116,935	6.0%
AMC Charter:
Pegged fuel cost per gallon $4.30		$2.25	91.1%	$3.21	$2.25	42.7%
Fuel gallons consumed (000’s) 14,250		17,284	(17.6%)	46,108	56,873	(18.9%)
	(1) Fleet excludes the following aircraft count that were dry leased or out of service:
Dry leased	4.0	5.0	(20.0%)	4.9	5.0	(2.0%)
Out of service -		-	-	0.3	0.2	50.0%
(2) Includes contribution from express network flying activity.
(3) RATM represents scheduled service revenue dollars per available ton mile.
(4) RTM Yield represents scheduled service revenue dollars per revenue ton mile.